April 1, 2013

David N. Siegel
301 Mission Street #48B
San Francisco, CA 94105

Dear Dave:

The purpose of this letter (the “Amendment”), is to amend the Offer Letter dated January 30, 2012 (the “Offer Letter”), between you and Frontier Airlines, Inc. to extend its term and make certain other changes set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Offer Letter.

1.	Term of Employment. The term of the Offer Letter is hereby extended by up to one year until December 31, 2013.

2.	Paragraph 5 is amended in its entirety to read as follows:

5.    Success Fee.  Upon the completion of a qualifying event, to be defined consistent with the external banker's definition of a qualifying transaction, you shall be paid a success fee equal to 0.75% of the equity value raised above a Frontier pre-money equity valuation of $50 million, with a threshold payment of $750,000. To qualify for the success fee, you shall need to be employed at Frontier as of the date the qualifying transaction is consummated.  The fee will be payable within 45 days of a transaction closing.  During the three-month period following the termination of this agreement, if Frontier consummates a transaction, you shall be eligible to receive the success fee calculated as outlined in this paragraph above.  A “transaction committee” will be established by Republic to work on a successful transaction outcome.

3.	Paragraph 9 is amended in its entirety to read as follows:

9.    Termination. If, upon or within three months of a Change of Control, Frontier or the successor company decides to not continue your employment as CEO, or you decide to not continue your employment as CEO following a Constructive Termination, you shall be provided with a severance payment equal to one times your Base Salary plus your target Annual Incentive, payable in a lump sum within 45 days of your termination date.
As part of your severance payment, you will be eligible to receive a pro-rata Annual Incentive payment for 2013, which shall be calculated based on the number of days worked through the date of termination, and subject to actual performance on the applicable metrics, and to discretionary adjustments permitted under the applicable plan, as approved by the Compensation Committee of the Board following the end of the fiscal year. Any pro-rata Annual Incentive earned will be payable at the same time as payments to Republic's other executive officers.

In the event a Success Fee is paid under the terms of this agreement, the sum of the Success Fee and the severance payments (excluding any pro rata portion of the 2013 annual incentive) shall not exceed $1,650,000.
For the purpose of this agreement, a “Constructive Termination” will be deemed to have occurred if, in conjunction with the closing of a qualified transaction or within 90 days after the closing, the successor company fails to provide you with a reasonable compensation package that is, as determined at the discretion of the Republic Compensation Committee, comparable to the level of compensation provided to the CEO of companies of similar size in similar industries. For the purpose of this agreement, “Change of Control” shall mean that after the date hereof, (i) any person or group of affiliated or associated persons acquires more than fifty percent (50%) of the outstanding capital stock of Frontier or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities of Frontier; (ii) the consummation of a sale of all or substantially all of the assets of Frontier; (iii) the dissolution of Frontier or (iv) the consummation of any merger, consolidation, or reorganization involving Frontier in which, immediately after giving effect to such merger, consolidation or reorganization, less than majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Frontier immediately prior to such merger, consolidation or reorganization.

14.
Entire Agreement. In all other respects, the Offer Letter shall continue to be in full force and effect and unaffected by this Amendment. The Offer Letter, together with this Amendment, constitutes Frontier's only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of Frontier or any of its affiliates.

Frontier Airlines, Inc.

By:	/s/ Bryan K. Bedford
Bryan K. Bedford
Chairman of the Board

I agree with and accept the foregoing terms.

By:	/s/ David N. Siegel
David N. Siegel